UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Aeglea BioTherapeutics, Inc.

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On May 19, 2023, Aeglea BioTherapeutics, Inc. (the “Company”) filed a Current Report on Form 8-K including the following disclosure:

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 16, 2023, the employment of each of Mr. Jeffrey Goldberg, the President and Chief Executive Officer of the Company, and Mr. Jim Kastenmayer, the General Counsel of the Company, was terminated. In recognition of their service to the Company during its previously announced process of pursuing strategic alternatives, the Company’s Board of Directors (the “Board”) approved an additional severance payment to each of Messrs. Goldberg and Kastenmayer of $50,000 and approximately $34,167, respectively, which payments will be in addition to amounts payable pursuant to their existing severance agreements with the Company. The Company intends to retain Mr. Kastenmayer as a consultant to assist in its strategic alternatives process.

In connection with Mr. Goldberg’s departure, the Board appointed Mr. Jonathan Alspaugh, the Company’s Chief Financial Officer, as the Company’s President and principal executive officer.

On May 15, 2023, the Board approved a retention bonus for Mr. Alspaugh in an amount not to exceed $222,500 based on duration of continued service to the Company, to be paid no later than November 1, 2023.

In addition, the Board approved a performance-based compensation arrangement with Mr. Alspaugh in connection with the Company’s process to explore strategic alternatives, which provides for a variable cash payment currently estimated to be approximately $250,000. Such payment, if any, is subject to adjustment based on the final outcome of the process.